Exhibit 99.1

Proofpoint Announces Fourth Quarter and Full Year 2014 Financial Results

Fourth Quarter Highlights

•                        Record total revenue of $56.2 million, up 38% year-over-year

•                        Record billings of $74.9 million, up 53% year-over-year

•                        Generated positive adjusted EBITDA for the third consecutive quarter

•                        GAAP EPS loss of $0.45; Non-GAAP EPS loss of $0.09

•                        Generated record operating cash flow of $15.5 million and free cash flow of $10.9 million

•                        Increasing FY15 revenue and billings guidance

SUNNYVALE, Calif., — January 29, 2015 — Proofpoint, Inc. (NASDAQ: PFPT), a leading next-generation security and compliance company, today announced financial results for the fourth quarter and full year ended December 31, 2014.

“The fourth quarter marked a strong finish to the year, driven by continued broad-based demand for our advanced threat protection solutions.  During 2014, we successfully executed our growth strategy and extended our leadership position, as evidenced by the ongoing robust add-on and renewal activity and our increased penetration of the Fortune 1000,” stated Gary Steele, chief executive officer of Proofpoint.  “We entered 2015 with strong momentum and are well positioned to grow market share globally due to our commitment to innovation and ability to leverage our threat analytic capabilities and big data infrastructure.”

Fourth Quarter 2014 Financial Highlights

•                  Revenue: Total revenue for the fourth quarter of 2014 was $56.2 million, an increase of 38% compared to $40.8 million in the prior-year period.  Within total revenue, subscription revenue was $52.8 million, an increase of 34% on a year-over-year basis.  Hardware and services revenue contributed the remaining $3.4 million of total revenue.

•                  Billings: Total billings were $74.9 million for the fourth quarter of 2014, an increase of 53% compared to $48.9 million in the fourth quarter of 2013.  The company defines billings, a non-GAAP financial measure, as revenue recognized during the period plus the change in deferred revenue from the beginning to the end of the period.

•                  Gross Profit: GAAP gross profit for the fourth quarter was $36.8 million compared to $28.2 million for the fourth quarter of 2013.  Non-GAAP gross profit for the quarter was $38.9 million compared to $29.5 million in the year ago period.  GAAP gross margin for the fourth quarter of 2014 was 65% compared to 69% for the fourth quarter of 2013. Non-GAAP gross margin was 69% for the fourth quarter of 2014, compared to 72% for the same period last year.  During the fourth quarter of 2014, gross margin was impacted by a one-time increase in hardware purchases associated with the legacy Sendmail MTA platform, which carry a lower margin than our subscription products.

•                  Operating Loss: GAAP operating loss for the fourth quarter was $14.4 million compared to a loss of $11.0 million during the fourth quarter last year.  Non-GAAP operating loss for the fourth quarter of 2014 was $2.0 million compared to $2.1 million for the same period last year.

•                  Net Loss: GAAP net loss for the fourth quarter was $17.4 million or $0.45 per share based on 38.3 million weighted average shares outstanding.  This compares to a GAAP net loss of $11.9 million or $0.33 per share based on 36.0 million weighted average shares outstanding in the prior-year period.

Non-GAAP net loss for the fourth quarter of 2014 was $3.6 million or $0.09 per share based on 38.3 million weighted average shares outstanding.  This compares to a loss of $2.5 million or $0.07 per share based on 36.0 million weighted average shares outstanding during the same period last year.

•                  Adjusted EBITDA: Adjusted EBITDA for the fourth quarter of 2014 was a positive $0.5 million compared to negative $0.4 million for the fourth quarter of 2013.

•                  Cash and Cash Flow: As of December 31, 2014, Proofpoint had cash, cash equivalents and short term investments of $215.0 million, a decrease of $17.8 million from the end of the prior quarter primarily due to the cash disbursement associated with the purchase of Nexgate.

The company generated $15.5 million in net cash from operations for the fourth quarter of 2014 compared to generating $5.3 million during the fourth quarter of 2013. The company generated $10.9 million in free cash flow for the quarter compared to $2.2 million during the same period last year.

“We were very pleased with our execution during the fourth quarter, highlighted by record billings, revenue and free cash flow,” stated Paul Auvil, chief financial officer of Proofpoint.  “The combination of an improving competitive environment, world-class renewals rates and our ability to consistently generate cash, positions Proofpoint to continue to gain market share globally.”

Full Year 2014 Financial Highlights

•                  Revenue: Total revenue for the full year of 2014 was $195.6 million, an increase of 42%, compared to $137.9 million in the prior-year period.  Within total revenue, subscription revenue was $187.5 million, an increase of 42% on a year-over-year basis.  Hardware and services revenue contributed the remaining $8.1 million of total revenue.

•                  Billings: Billings were $233.7 million for the full year of 2014, an increase of 46% compared to the full year of 2013.

•                  Gross Profit: GAAP gross profit for the full year of 2014 was $129.9 million compared to $96.4 million for 2013.  Non-GAAP gross profit for the year was $137.1 million compared to $99.8 million for 2013.  GAAP gross margin for the full year of 2014 was 66% compared to 70% for 2013. Non-GAAP gross margin was 70% for the full year of 2014, compared to 72% for 2013.

•                  Operating Loss: GAAP operating loss for the full year of 2014 was $51.1 million compared to a loss of $29.5 million during 2013.  Non-GAAP operating loss for the full year of 2014 was $9.5 million, compared to a loss of $10.2 million during 2013.

•                  Net Loss: GAAP net loss for the full year of 2014 was $64.2 million or $1.72 per share based on 37.4 million weighted average shares outstanding.  This compares to a GAAP net loss of $27.5 million or $0.79 per share based on 34.9 million weighted average shares outstanding in the prior-year period.

Non-GAAP net loss for the full year of 2014 was $15.0 million or $0.40 per share based on 37.4 million weighted average shares outstanding.  This compares to a loss of $11.3 million or $0.32 per share based on 34.9 million weighted average shares outstanding for 2013.

•                  Adjusted EBITDA: Adjusted EBITDA for the full year of 2014 was negative $0.5 million compared to negative $4.3 million for the full year of 2013.

•                  Cash Flow: The company generated $21.3 million in net cash from operations for the full year of 2014 compared to generating $12.6 million during 2013.  The company generated $6.3 million in free cash flow for the full year of 2014 compared to $5.0 million during 2013.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial tables included in this press release.  An explanation of these measures and how they are calculated are also included below under the heading “Non-GAAP Financial Measures.”

Fourth Quarter and Recent Business Highlights:

•                  Announced entering into a definitive agreement to acquire Nexgate, a pioneer in security and compliance solutions for social media communication channels.

•                  Announced that LinkedIn has selected Proofpoint’s Nexgate social media security and compliance solutions for inclusion in the LinkedIn Certified Compliance Partner Program.

•                  Positioned in the Leaders quadrant of Gartner’s 2014 Magic Quadrant for Enterprise Information Archiving for the third consecutive year.

•                  Ranked Number 410 on Deloitte’s 2014 Technology Fast 500TM, a ranking of the 500 fastest growing technology, media, telecommunications, life sciences, and clean technology companies in North America.

•                  Proofpoint Enterprise Governance recognized for excellence with 2014 Third-Party Reader’s Choice Award from Redmond Magazine.

•                  Launched the first Social Media Security Council (SMSC) to help organizations better protect their corporate social infrastructure.

Financial Outlook

As of January 29, 2015 Proofpoint is providing guidance for its first quarter and full year 2015 as follows:

•                  First Quarter 2015 Guidance: Total revenue is expected to be in the range of $56.0 million to $57.0 million.  Billings are expected to be in the range of $61.0 million to $63.0 million.  Adjusted EBITDA is expected to be in the range of breakeven to $0.5 million.  Non-GAAP EPS loss is expected to be in the range of $0.09 to $0.08 based on approximately 38.9 million weighted average shares outstanding.  Free cash flow is expected to be in the range of positive $2.0 million to $4.0 million.

•                  Full Year 2015 Guidance: Total revenue is expected to be in the range of $245.0 million to $247.0 million.  Billings is expected to be in the range of $288.0 million to $292.0 million.  Adjusted EBITDA is expected to be in the range of $1.0 million to $2.0 million.  Non-GAAP EPS loss is expected to be in the range of $0.38 to $0.36 based on approximately 40.0 million weighted average shares outstanding.  Free cash flow, defined as operating cash flow less capital expenditures, is expected to be in the range of positive $20.0 million to $25.0 million, which assumes capital expenditures of $18.0 million to $20.0 million for the full year.

Quarterly Conference Call

Proofpoint will host a conference call today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to review the company’s financial results for the fourth quarter and full year ended December 31, 2014.  To access this call, dial 888-263-2736 for the U.S. and Canada or 913-312-6668 for international callers with conference ID #6818257.  A live webcast of the conference call will be accessible from the Investors section of Proofpoint’s website at investors.proofpoint.com, and a recording will be archived and accessible at investors.proofpoint.com.  An audio replay of this conference call will also be available through February 12, 2015, by dialing 877-870-5176 for the U.S. and Canada or 858-384-5517 for international callers and entering passcode #6818257.

About Proofpoint, Inc.

Proofpoint, Inc. (NASDAQ:PFPT) is a leading security-as-a-service provider that focuses on cloud-based solutions for threat protection, compliance, archiving & governance, and secure communications. Organizations around the world depend on Proofpoint’s expertise, patented technologies, and on-demand delivery system to protect against phishing, malware and spam, safeguard privacy, encrypt sensitive information, and archive and govern messages and critical enterprise information. More information is available at www.proofpoint.com.

Proofpoint is a trademark or registered trademark of Proofpoint, Inc. in the U.S. and other countries. All other trademarks contained herein are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding momentum in the company’s business, market position, future growth, market share and future financial results. It is possible that future circumstances might differ from the assumptions on which such statements are based. Important factors that could cause results to differ materially from the statements herein include: failure to maintain or increase renewals and increased business from existing customers and failure to generate increased business through existing or new channel partner relationships; uncertainties related to continued success in sales growth and market share gains; failure to convert sales opportunities into definitive customer agreements; risks associated with successful implementation of multiple integrated software products and other product functionality; competition, particularly from larger companies with more resources than Proofpoint; risks related to new target markets, new product introductions and innovation and market acceptance thereof; the ability to attract and retain key personnel; changes in strategy; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organizations; the time it takes new sales personnel to become fully productive; unforeseen delays in developing new technologies and the uncertain market acceptance of new products or features; technological changes that make Proofpoint’s products and services less competitive; security breaches, which could affect our brand; the effect of general economic conditions, including as a result of specific economic risks in different geographies and among different industries; risks related to integrating the employees, customers and technologies of acquired businesses; assumption of unknown liabilities from acquisitions; ability to retain customers of acquired entities; and the other risk factors set forth from time to time in our filings with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, and the other reports we file with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from our investor relations department.  All forward-looking statements herein reflect our opinions only as of the date of this release, and Proofpoint undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Non-GAAP Financial Measures

We have provided in this release financial information that has not been prepared in accordance with GAAP. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures below. As previously mentioned, a reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

Non-GAAP gross profit and gross margin. We define non-GAAP gross profit as GAAP gross profit, less stock-based compensation expense and the amortization of intangibles associated with acquisitions. We define non-GAAP gross margin as non-GAAP gross profit divided by GAAP revenue. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of stock-based compensation expense and the amortization of intangibles associated with acquisitions so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP gross profit and non-GAAP gross margin versus gross profit and gross margin, in each case, calculated in accordance with GAAP. Non-GAAP gross profit and non-GAAP gross margin exclude stock-based compensation expense. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in our business. Stock-based compensation is an important part of our employees’ compensation and impacts their performance. In addition, the components of the costs that we exclude in our calculation of non-GAAP gross profit and non-GAAP gross margin may differ from the components that our peer companies exclude when they report their non-GAAP results.  Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP gross profit and non-GAAP gross margin and evaluating non-GAAP gross profit and non-GAAP gross margin together with gross profit and gross margin calculated in accordance with GAAP.

Non-GAAP operating loss. We define non-GAAP operating loss as operating loss less stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation. We consider this non-GAAP financial measure to be a useful metric for management and investors because they exclude the effect of stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP operating loss versus operating loss calculated in accordance with GAAP. For example, non-GAAP operating loss excludes stock-based compensation expense. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in our business. Stock-based compensation is an important part of our employees’ compensation and impacts their performance. In addition, the components of the costs that we exclude in our calculation of non-GAAP operating loss may differ from the components that our peer companies exclude when they report their non-GAAP results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating loss and evaluating non-GAAP operating loss together with operating loss calculated in accordance with GAAP.

Non-GAAP net loss. We define non-GAAP net loss as net loss less stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation, and non-cash interest expense related to the convertible debt discount and non-recurring issuance costs for the convertible debt offering. We consider this non-GAAP financial measure to be a useful metric for management and investors for the same reasons that we use non-GAAP operating loss. However, in order to provide a complete picture of our recurring core business operating results, we also exclude from non-GAAP net loss the tax effects associated with stock-based compensation and the amortization of intangibles and costs associated with acquisitions and litigation, and non-cash interest expense related to the convertible debt discount and non-recurring issuance costs for the convertible debt offering. We used a 3 percent effective tax rate to calculate non-GAAP net loss for the fourth quarter of 2014 and 9 percent for the fourth quarter of 2013. We believe that a 6-10% effective tax rate range is a reasonable estimate of the near-term normalized tax rate under our current global operating structure. The same limitations described above regarding our use of non-GAAP operating loss also apply to our use of non-GAAP net loss.

Billings. We define billings as revenue recognized plus the change in deferred revenue from the beginning to the end of the period, but excluding additions to deferred revenue from acquisitions. We consider billings to be a useful metric for management and investors because billings drive deferred revenue, which is an important indicator of the health and visibility of our business, and has historically represented a majority of the quarterly revenue that we recognize. There are a number of limitations related to the use of billings versus revenue calculated in accordance with GAAP. Billings include amounts that have not yet been recognized as revenue, but excluding additions to deferred revenue from acquisitions. We may also calculate billings in a manner that is different from other companies that report similar financial measures. Management compensates for these limitations by providing specific information regarding GAAP revenue and evaluating billings together with revenues calculated in accordance with GAAP.

Adjusted EBITDA. We define adjusted EBITDA as net loss, adjusted to exclude: depreciation, amortization of intangibles, interest income (expense), net, provision for income taxes, stock-based compensation, acquisition- and litigation-related expense, other income, and other expense. We believe that the use of adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. We use adjusted EBITDA in conjunction with traditional GAAP operating performance measures as part of our overall assessment of our performance, for planning purposes, including the preparation of our annual operating budget, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our financial performance. We do not place undue reliance on adjusted EBITDA as our only measure of operating performance. Adjusted EBITDA should not be considered as a substitute for other measures of financial performance reported in accordance with GAAP. There are limitations to using this non-GAAP financial measure, including that other companies may calculate this measure differently than we do, that it does not reflect our capital expenditures or future requirements for capital expenditures and that it does not reflect changes in, or cash requirements for, our working capital.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating our company is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” section of our quarterly and annual reports filed with the SEC.

Proofpoint, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenue:
Subscription	$52,770	$39,330	$187,527	$132,062
Hardware and services	3,424	1,507	8,080	5,869
Total revenue	56,194	40,837	195,607	137,931

Cost of revenue:(1)(2)
Subscription	14,841	10,396	53,136	35,438
Hardware and services	4,602	2,273	12,543	6,124
Total cost of revenue	19,443	12,669	65,679	41,562
Gross profit	36,751	28,168	129,928	96,369

Operating expense:(1)(2)
Research and development	14,203	10,989	51,903	34,449
Sales and marketing	29,795	21,999	102,455	71,781
General and administrative	7,194	6,185	26,679	19,622
Total operating expense	51,192	39,173	181,037	125,852
Operating loss	(14,441)	(11,005)	(51,109)	(29,483)
Interest expense, net	(2,828)	(637)	(11,213)	(641)
Other expense, net	(858)	(52)	(2,230)	(215)
Loss before (provision for) benefit from income taxes	(18,127)	(11,694)	(64,552)	(30,339)
(Provision for) benefit from income taxes	753	(190)	313	2,808
Net loss	$(17,374)	$(11,884)	$(64,239)	$(27,531)
Net loss per share, basic and diluted	$(0.45)	$(0.33)	$(1.72)	$(0.79)
Weighted average shares outstanding, basic and diluted	38,265	35,978	37,381	34,874

(1) Includes stock-based compensation expense as follows:

Cost of subscription revenue	$766	$376	$2,404	$1,007
Cost of hardware and services revenue	173	76	604	196
Research and development	2,721	2,042	10,204	3,608
Sales and marketing	3,632	1,768	10,795	4,270
General and administrative	1,915	1,219	6,997	3,002
Total stock-based compensation expense	$9,207	$5,481	$31,004	$12,083

(2) Includes intangible amortization expense as follows:

Cost of subscription revenue	$1,244	$913	$4,157	$2,220
Research and development	23	23	93	47
Sales and marketing	1,192	1,124	4,494	1,743
General and administrative	12	11	46	34
Total intangible amortization expense	$2,471	$2,071	$8,790	$4,044

Proofpoint, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	December 31,	December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$180,337	$243,786
Short-term investments	34,649	8,015
Accounts receivable, net	40,912	26,221
Inventory	499	860
Deferred product costs, current	1,847	1,004
Prepaid expenses and other current assets	7,994	7,963
Total current assets	266,238	287,849
Property and equipment, net	18,718	11,221
Deferred product costs, noncurrent	307	357
Goodwill	107,504	63,764
Intangible assets, net	27,086	22,976
Other noncurrent assets	4,397	4,392
Total assets	$424,250	$390,559
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$9,249	$7,281
Accrued liabilities	24,220	19,260
Notes payable and lease obligations, current	695	1,655
Deferred rent, current	569	297
Deferred revenue, current	123,550	89,450
Total current liabilities	158,283	117,943
Convertible senior notes	161,630	152,928
Notes payable and lease obligations, noncurrent	—	695
Deferred rent, noncurrent	2,099	56
Other long term liabilities	6,640	7,244
Deferred revenue, noncurrent	39,125	34,533
Total liabilities	367,777	313,399

Stockholders’ equity
Common stock, $0.0001 par value; 200,000 shares authorized at December 31, 2014 and 2013; 38,665 and 36,140 shares issued and outstanding at December 31, 2014 and 2013, respectively	4	4
Additional paid-in capital	330,744	287,165
Accumulated other comprehensive loss	(27)	—
Accumulated deficit	(274,248)	(210,009)
Total stockholders’ equity	56,473	77,160
Total liabilities and stockholders’ equity	$424,250	$390,559

Proofpoint, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Cash flows from operating activities
Net loss	$(17,374)	$(11,884)	$(64,239)	$(27,531)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	4,984	3,844	17,823	9,967
Loss on disposal of property and equipment	2	2	2	2
Amortization of investment premiums, net of accretion of purchase discounts	182	85	312	575
Provision for allowance for doubtful accounts	84	14	175	40
Stock-based compensation	9,207	5,481	31,004	12,083
Deferred income taxes	(695)	(1,014)	(691)	(3,458)
Change in fair value of contingent earn-outs	—	3	5	9
Amortization of debt issuance costs and accretion of debt discount	2,234	489	8,753	489
Changes in assets and liabilities:
Accounts receivable	(8,006)	(1,598)	(14,666)	(4,500)
Inventory	798	(361)	328	(223)
Deferred products costs	(17)	(161)	(791)	149
Prepaid expenses	411	784	(945)	636
Others	1,004	(282)	(351)	(248)
Noncurrent assets	15	(100)	(23)	(316)
Accounts payable	1,416	34	189	931
Accrued liabilities	1,879	2,070	3,995	1,883
Earn-out payment	—	(1)	(13)	(1)
Deferred rent	635	(181)	2,315	(438)
Deferred revenue	18,692	8,106	38,093	22,575
Net cash provided by operating activities	15,451	5,330	21,275	12,624
Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	3,353	11,660	11,353	59,046
Purchase of short-term investments	—	—	(37,805)	(20,376)
Purchase of property and equipment	(4,593)	(3,164)	(14,988)	(7,666)
Acquisitions of business, net of cash acquired	(31,645)	(12,463)	(53,680)	(40,972)
Net cash used in investing activities	(32,885)	(3,967)	(95,120)	(9,968)
Cash flows from financing activities
Proceeds from issuance of common stock, net of repurchases	5,900	3,413	17,640	16,367
Withholding taxes related to restricted stock net share settlement	(2,331)	—	(4,170)	—
Payments of debt issuance costs	—	—	(191)	—
Proceeds from issuance of convertible senior notes, net of discount and issuance costs	—	195,641	—	195,641
Repayments of notes payable and loans	(415)	(8,360)	(1,655)	(10,033)
Holdback payments for prior acquisitions	—	—	(741)	—
Earn-out payment	—	(99)	(487)	(99)
Net cash provided by financing activities	3,154	190,595	10,396	201,876
Net (decrease) increase in cash and cash equivalents	(14,280)	191,958	(63,449)	204,532
Cash and cash equivalents
Beginning of period	194,617	51,828	243,786	39,254
End of period	$180,337	$243,786	$180,337	$243,786

Reconciliation of Non-GAAP Measures

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

GAAP gross profit	$36,751	$28,168	$129,928	$96,369
GAAP gross margin	65%	69%	66%	70%
Plus:
Stock-based compensation expense	939	452	3,008	1,203
Intangible amortization expense	1,244	913	4,157	2,220
Non-GAAP gross profit	38,934	29,533	137,093	99,792
Non-GAAP gross margin	69%	72%	70%	72%

GAAP operating loss	(14,441)	(11,005)	(51,109)	(29,483)
Plus:
Stock-based compensation expense	9,207	5,481	31,004	12,083
Intangible amortization expense	2,471	2,071	8,790	4,044
Acquisition-related expenses	233	1,319	612	3,107
Litigation-related expenses	514	—	1,175	—
Non-GAAP operating loss	(2,016)	(2,134)	(9,528)	(10,249)

GAAP net loss	(17,374)	(11,884)	(64,239)	(27,531)
Plus:
Stock-based compensation expense	9,207	5,481	31,004	12,083
Intangible amortization expense	2,471	2,071	8,790	4,044
Acquisition-related expenses	233	1,319	612	3,107
Litigation-related expenses	514	—	1,175	—
Interest expense - debt discount and debt issuance costs	2,234	489	8,753	489
Income tax benefit	(857)	(13)	(1,066)	(3,462)
Non-GAAP net loss	(3,572)	(2,537)	(14,971)	(11,270)

Shares used in computing non-GAAP net loss per share, basic and diluted	38,265	35,978	37,381	34,874

Non-GAAP net loss, basic and diluted	$(0.09)	$(0.07)	$(0.40)	$(0.32)

Reconciliation of Net Loss to Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net loss	$(17,374)	$(11,884)	$(64,239)	$(27,531)
Depreciation	2,512	1,773	9,033	5,923
Amortization of intangible assets	2,471	2,071	8,790	4,044
Interest expense, net	2,828	637	11,213	641
Provision for (benefit from) income taxes	(753)	190	(313)	(2,808)
EBITDA	$(10,316)	$(7,213)	$(35,516)	$(19,731)

Stock-based compensation expense	$9,207	$5,481	$31,004	$12,083
Acquisition-related expenses	233	1,319	612	3,107
Litigation-related expenses	514	—	1,175	—
Other income	(92)	(10)	(135)	(37)
Other expense	950	62	2,365	252
Adjusted EBITDA	$496	$(361)	$(495)	$(4,326)

Reconciliation of Total Revenue to Billings

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Total revenue	$56,194	$40,837	$195,607	$137,931

Deferred revenue
Ending	162,675	123,983	162,675	123,983
Beginning	143,384	101,328	123,983	86,859
Net Change	19,291	22,655	38,692	37,124
Less:
Deferred revenue contributed by acquisitions	(600)	(14,549)	(600)	(14,549)
Billings	$74,885	$48,943	$233,699	$160,506

Reconciliation of GAAP Cash Flows from Operations to Free Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

GAAP cash flows provided by operating activities	$15,451	$5,330	$21,275	$12,624
Less:
Purchases of property and equipment	(4,593)	(3,164)	(14,988)	(7,666)
Non-GAAP free cash flows	$10,858	$2,166	$6,287	$4,958

MEDIA CONTACT:	INVESTOR CONTACT:
ORLANDO DEBRUCE	SETH POTTER
PROOFPOINT, INC.	ICR, INC. FOR PROOFPOINT, INC.
408-338-6870	646-277-1230
ODEBRUCE@PROOFPOINT.COM	SETH.POTTER@ICRINC.COM